Exhibit 10.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of August 20, 2013, by and among Office Depot, Inc. (the “Company”) and the entities and natural persons listed on Exhibit A hereto and their Affiliates (as defined in Rule 12b-2 (17 CFR 240.12b-2) under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) (collectively, “Starboard”). Each of the Company and Starboard is a “Party” to this Agreement, and collectively referred to as the “Parties.”

RECITALS:

WHEREAS, Starboard is deemed to beneficially own shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, 42,286,614 shares, or approximately 14.6% of the Common Stock issued and outstanding on the date hereof;

WHEREAS, Starboard submitted an advance notice of nomination to the Company in respect of its nomination of, and solicitation of proxies for, four individuals (the “Starboard Nominees”) to be elected to the Company’s board of directors (the “Board”) at the 2013 annual meeting of shareholders of the Company (the “2013 Annual Meeting”) (the “Proxy Contest”);

WHEREAS, the Company is party to that certain Agreement and Plan of Merger (as may be amended or supplemented, the “Merger Agreement”) by and among the Company, Dogwood Merger Sub, Inc., Dogwood Merger Sub LLC, Mapleby Holdings Merger Corporation, Mapleby Merger Corporation and OfficeMax Incorporated (“OfficeMax”), pursuant to which, pending regulatory approval, the Company will merge with OfficeMax (the “Merger”);

WHEREAS, in connection with the Merger, the Company and OfficeMax have formed a joint CEO Selection Committee to identify the CEO for the Company upon the completion of the Merger;

WHEREAS, pursuant to the Merger Agreement, upon the completion of the Merger, the board of directors of the merged company (the “Pro-Forma Board”) will have either 11 or 12 directors, a minimum of 5 of which will be chosen from then-incumbents of the Company’s Board;

WHEREAS, the Company and Starboard have determined it in the best interest of the Company to come to an agreement with respect to the composition of the Board, the appointment of certain Starboard Nominees to the Pro-Forma Board upon the completion of the Merger, the appointment of a Starboard Nominee to the CEO Selection Committee, and certain other matters, as provided in this Agreement; and

WHEREAS, in connection with the agreements contemplated hereby W. Scott Hedrick and Marsha J. Evans have agreed to tender their resignations from the Company’s Board effective as of the first business day after the holding of the 2013 Annual Meeting.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Matters; Board Appointments; Pro-Forma Board Designations; Committees; CEO Selection Committee; 2013 Annual Meeting; 2014 Annual Meeting.

(a) The Company hereby accepts the resignations of Marsha J. Evans and W. Scott Hedrick to be effective as of the first business day after the 2013 Annual Meeting (the “Triggering Event”).

(b) The Company agrees that the Board and all applicable committees of the Board shall take all necessary action, in accordance with the Bylaws of the Company such that upon the effectiveness of the Triggering Event, (i) the Board shall increase in size from 10 to 11 members, and (ii) each of Cynthia T. Jamison, Jeffrey C. Smith, and Joseph Vassalluzzo (the “Agreed Nominees”), each of whom have consented to such appointment and have agreed to serve on the Board, shall be appointed to fill such vacancies created by the aforementioned resignations and increase of the size of the Board.

(i) The Company agrees that if any of the Agreed Nominees is unable to serve as a director, resigns as a director or is removed as a director prior to both the Merger and 2014 Annual Meeting and at such time Starboard beneficially owns in the aggregate at least the lesser of 5% of the Company’s then outstanding Common Stock and 14,439,444 shares of the Company’s then outstanding Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), then Starboard shall have the ability to recommend a substitute person(s); provided that any substitute person recommended by Starboard shall (i) not have been previously nominated by Starboard for election to the Board in the Proxy Contest, (ii) qualify as “independent” pursuant to New York Stock Exchange listing standards, and (iii) have relevant financial and business experience to fill the resulting vacancy. In the event the Corporate Governance and Nominating Committee of the Board (the “Nominating Committee”) does not accept a substitute person recommended by Starboard, Starboard will have the right to recommend additional substitute person(s) for consideration by the Nominating Committee. Upon the acceptance of a replacement director nominee by the Nominating Committee, the Board will take such actions as to appoint such replacement director to the Board no later than 5 business days after the Nominating Committee recommendation of such replacement director.

(c) Starboard hereby agrees to (i) immediately terminate the Proxy Contest, (ii) withdraw (and not resubmit) the proxy solicitation commenced, (iii) cease and shall cause their Affiliates and associates to cease any and all solicitation and other efforts with respect to the Proxy Contest, and (iv) promptly notify the staff of the Securities and Exchange Commission (the “SEC”) in writing that it is terminating the Proxy Contest, and shall, thereafter, promptly provide the Company with a copy of this communication.

(d) Starboard further agrees not to (i) nominate or recommend for nomination any person for election at the 2013 Annual Meeting, directly or indirectly, (ii) submit any proposal for consideration at, or bring any other business before, the 2013 Annual Meeting, directly or indirectly, (ii) vote, deliver or otherwise use any consents that may have been, or may be, received pursuant to the Starboard proxy solicitation, or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2013 Annual Meeting, directly or indirectly.

(e) After the Triggering Event, the Board will appoint a non-executive, lead director.

(f) The Company agrees that the Agreed Nominees shall be considered along with all other Board members for Board committee appointment in connection with the Board’s annual review of committee composition. Notwithstanding the foregoing, the Company agrees that at least one of the Agreed Nominees will be appointed to serve on each Board committee with specific committee assignments to be determined by the Board in accordance with the Company’s corporate governance guidelines and applicable committee charters and in compliance with applicable securities laws. With respect to each Board committee, the committee assignments for the Agreed Nominees will occur after the Triggering Event, but prior to any meeting of such committee thereafter. Notwithstanding the foregoing, as a result of, and following the effectiveness of the resignation of Marsha J. Evans from the CEO Search Committee, the Company shall take all the actions required in accordance with the procedures under the Merger Agreement to cause Joseph Vassalluzzo to be appointed to fill such vacancy on the CEO Selection Committee as of the effectiveness of the Triggering Event. The Company represents and warrants to Starboard that the necessary approvals under the terms of the Merger Agreement have been received for such appointment of Joseph Vassalluzzo to the CEO Search Committee and that Mr. Vassalluzzo shall be appointed to the CEO Search Committee upon the effectiveness of the Triggering Event.

(g) The Company agrees that in anticipation of the Merger, the Board shall take all action required to cause Jeffrey Smith and Joseph Vassalluzzo to be designated to the Pro-Forma Board immediately upon and following the completion of the Merger and in accordance with the provisions of Section 1.5 of the Merger Agreement. Any other appointments to the Pro-Forma Board of the Company in connection with the Merger Agreement shall be determined by the Company Board subsequent to the Triggering Event without regard to how a director was appointed or elected to the Board.

(h) At the 2013 Annual Meeting, Starboard agrees to appear in person or by proxy and vote all shares of Common Stock of the Company beneficially owned by it and its Affiliates (i) in favor of the election of each of the Company’s nominees for election to the Board (ratably with respect to all nominees) and (ii) for each other proposal to come before the 2013 Annual Meeting in accordance with the Board’s recommendation; provided however, Starboard may vote all shares of Common Stock of the Company beneficially owned by it and its Affiliates to abstain with respect to the “say-on-pay” proposal.

(i) In the event that the Merger Agreement is terminated or the Merger is otherwise not completed for any reason on or prior to April 30, 2014, the Company shall hold the 2014 annual meeting of stockholders (the “2014 Annual Meeting”) no earlier than eighty-five (85)

days following the termination of the Merger Agreement, and in any event no earlier than April 30, 2014 and no later than July 31, 2014. If the Merger Agreement is terminated, the nomination deadline shall be twenty (20) days after the Company’s public announcement of the termination of the Merger Agreement.

2.	Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

3.	Representations and Warranties of Starboard.

(a) Each Starboard member represents and warrants to the Company that (i) the authorized signatories of Starboard set forth on the signature page hereto have the power and authority to execute this Agreement and to bind Starboard to this Agreement and no further actions are required to bind any Starboard entity, (ii) this Agreement has been duly authorized, executed and delivered by Starboard, and is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (iii) the execution, delivery and performance of this Agreement by Starboard does not and will not violate or conflict with (A) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Starboard is a party or by which it is bound.

(b) Starboard shall cause its Affiliates and associates to comply with the terms of this Agreement.

4.	Press Release; Public Announcements.

Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B. Prior to the issuance of the Mutual Press Release, neither the Company nor Starboard or the Agreed Nominees shall make any public announcement or statement or presentation that is inconsistent with or contrary to the statements made in the Mutual Press Release or the terms hereof, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

5.	Termination.

This Agreement shall terminate upon completion of the obligations of the Parties hereto, or upon the written consent of all the Parties.

6.	Specific Performance.

Each of the members of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of Starboard or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific performance of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. In the event a Party institutes any legal action to enforce such Party’s rights, or recover damage for breach of this Agreement, the prevailing Party or Parties in such action shall be entitled to recover from the other Party or Parties all out-of-pocket costs and expenses, including but not limited to reasonable attorney’s fees, court costs, witness fees, disbursements and any other expenses of litigation or negotiations incurred by such prevailing Party or Parties.

7.	Expenses.

The Company shall reimburse Starboard for its reasonable, documented out of pocket fees and expenses (including legal expenses) incurred in connection with (i) the filing of the complaint in the Delaware Court of Chancery, pursuant to Section 211 of the Delaware General Corporation Law, to compel the Company to hold the 2013 Annual Meeting, and (ii) the Proxy Contest, including the filing of Schedules 13D and the negotiation and execution of this Agreement, in any case not to exceed $800,000.

8.	Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.	Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); or (c) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Office Depot

Elisa D, Garcia

6600 North Military Trail

Boca Raton, Florida 33496

Fax: (561) 438-4800

Attention: General Counsel

with a copy to (which shall not constitute notice):

Hogan Lovells US LLP

875 Third Avenue

New York, NY 10022

Fax: (212) 918-3100

Attention: Amy Bowerman Freed

Lillian Tsu

If to Starboard or any member thereof:

Starboard Value LP

830 Third Avenue, 3rd Floor

New York, New York 10022

Attention: Jeffrey C. Smith

Fax: (212) 845-7989

with a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Fax: (212) 451-2222

Attention: Steven Wolosky

Andrew Freedman

10.	Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.	Counterparts.

This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

12.	Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and Starboard. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

13.	Mutual Non-Disparagement; Releases.

(a) Each of the Parties covenants and agrees that, from the date hereof and for so long as any of the Agreed Nominees is serving as a member of the Board, neither it nor any of its respective agents, subsidiaries, Affiliates, successors, assigns, officers, key employees or directors, shall in any way disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, Affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, shareholders, agents, attorneys or representatives, or any of their products or services or past actions taken relating to the Proxy Contest or the attempts by Starboard to influence the composition of the Board, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, Affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, shareholders, agents, attorneys or representatives.

(b) Starboard hereby agrees for the benefit of the Company, and each controlling person, officer, director, shareholder, agent, Affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, of the Company (the Company and each such person being a “Company Released Person”) as follows:

(i) Starboard, for themselves and for their members, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, they hereby acknowledge full and complete satisfaction of, and covenant not to sue, and forever fully release and discharge each Company Released Person of, and hold each Company Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action of any nature whatsoever, whether known or unknown, suspected or unsuspected (collectively, “Claims”) that Starboard may have against the Company Released Persons, in each case with respect to events occurring prior to the date of the execution of this Agreement.

(ii) Starboard understands and agrees that the Claims released by Starboard above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Claims as described above. Starboard understands that they may hereafter discover facts different from or in addition to what they now believe to be true, which if known, could have materially affected this release of Claims, but they nevertheless waive any claims or rights based on different or additional facts.

(c) Starboard agrees that, during the term of the Agreement, (i) Starboard shall not, without the consent of the Company, instigate, solicit, assist, intervene in, or otherwise voluntarily participate in any litigation or arbitration in which the Company or any of its officers or directors are named as parties; provided that the foregoing shall not prevent Starboard from responding to a validly issued legal process and (ii) Starboard agrees to give the Company at least five (5) business days’ notice of the receipt of any legal process requesting information regarding the Company or any of its officers or directors, to the extent that such notice is legally permissible.

(d) The Company hereby agrees for the benefit of Starboard, and each controlling person, officer, director, shareholder, agent, Affiliate, employee, partner, attorney, heir, assign, executor, administrator, predecessor and successor, past and present, thereof (Starboard and each such person being a “Starboard Released Person”) as follows:

(i) the Company, for itself and for its Affiliates, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, it hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each Starboard Released Person of, and holds each Starboard Released Person harmless from, any and all Claims of any nature whatsoever, whether known or unknown, suspected or unsuspected, that the Company may have against the Starboard Released Persons, in each case with respect to events occurring prior to the date of the execution of this Agreement.

(ii) the Company understands and agrees that the Claims released by the Company above include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Claims as described above. The Company understands that it may hereafter discover facts different from or in addition to what it now believes to be true, which if known, could have materially affected this release of Claims, but it nevertheless waives any claims or rights based on different or additional facts.

(e) The Parties intend that the foregoing releases be broad with respect to the matter(s) released; provided however, any release of Claims shall not include claims to enforce the terms of this Agreement and; provided further that nothing in the foregoing shall be deemed or construed, now or hereafter, as limiting in any manner any right of indemnification inuring to the benefit of any director or former director of the Company arising under the organization documents of the Company or otherwise.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

OFFICE DEPOT, INC.

By:	/s/ Neil R. Austrian
Name:	Neil R. Austrian
Title:	Chairman and CEO

STARBOARD

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD By: Starboard Value LP, its investment manager	STARBOARD VALUE GP LLC By: Starboard Principal Co LP, its member
STARBOARD PRINCIPAL CO LP
STARBOARD VALUE AND	By: Starboard Principal Co GP LLC,
OPPORTUNITY S LLC	its general partner
By: Starboard Value LP,
its manager	STARBOARD PRINCIPAL CO GP LLC

STARBOARD VALUE LP
By: Starboard Value GP LLC,
its general partner

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

EXHIBIT A

Starboard

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

STARBOARD VALUE AND OPPORTUNITY S LLC

STARBOARD VALUE LP

STARBOARD VALUE GP LLC

STARBOARD PRINCIPAL CO LP

STARBOARD PRINCIPAL CO GP LLC

JEFFREY C. SMITH

MARK MITCHELL

PETER A. FELD

CYNTHIA T. JAMISON

JOSEPH VASSALLUZZO

EXHIBIT B

CONTACTS:

Richard Leland

Investor Relations

561.438.3796

richard.leland@officedepot.com

Brian Levine

Public Relations

561.438.2895

brian.levine@officedepot.com

OFFICE DEPOT AND STARBOARD REACH SETTLEMENT AGREEMENT

Starboard to Withdraw Proxy Solicitation and

Vote the White Card at Upcoming Annual Meeting

Boca Raton, Fla., August 20, 2013 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office supplies and services, today announced that the Company and its largest shareholder, Starboard Value LP (together with its affiliates, “Starboard”), have reached a settlement agreement ahead of the Company’s upcoming Annual Meeting of Shareholders on August 21, 2013. As part of the settlement agreement, Starboard nominees Cynthia Jamison, Jeffrey Smith, and Joseph Vassalluzzo have agreed to join the Office Depot Board and will be appointed to the Board upon the resignations of Directors Marsha J. Evans and W. Scott Hedrick the day after the Company’s annual meeting.

Office Depot will expand the Board from ten to eleven directors to accommodate the additional director. Following the appointment of the new directors, the Board will select a new non-executive lead director. In addition, upon his appointment to the Board, Mr. Vassalluzzo will join the CEO Selection Committee in the search process for the CEO of the combined company. He will replace Ms. Evans. If the merger with OfficeMax is completed, Office Depot will include both Mr. Smith and Mr. Vassalluzzo as continuing directors.

Starboard has agreed to withdraw its proxy solicitation and has committed to vote the White proxy card in support of Office Depot’s director nominees. Any shareholders who have already voted the Starboard Gold proxy card and who wish to have their votes counted in the election may submit a later-dated vote on the WHITE proxy card.

“We are very pleased to have reached an agreement with Starboard which we believe is in the best interests of all our shareholders,” said Neil Austrian, Chairman and CEO of Office Depot. “The resolution will allow us to continue our progress and momentum in our proposed merger with OfficeMax. Integration planning and the CEO search are already well underway and the merger is on track to close on or before year-end.”

“As Office Depot’s largest shareholder, we look forward to working together with the Office Depot Board with the common goal of maximizing value for all shareholders through the OfficeMax transaction and the CEO selection process,” said Jeffrey C. Smith, Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value.

Shareholders who need assistance in voting or who have questions about the annual meeting may call the Company’s proxy solicitor toll-free at (877) 825-8621.

About Office Depot

Office Depot provides core office supplies, the latest technology, school essentials, copy & print services, cleaning & breakroom products, and furniture to consumers, teachers and businesses of all sizes through 1,614 worldwide retail stores, global e-commerce operations, a dedicated sales force, an inside sales organization, and top-rated catalogs. The Company has annual sales of approximately $10.7 billion, employs about 38,000 associates, and serves customers in 60 countries around the world.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP. Additional press information can be found at: http://news.officedepot.com.

IMPORTANT INFORMATION HAS BEEN AND WILL BE FILED WITH THE SEC

In connection with the solicitation of proxies for Office Depot’s Annual Meeting of Shareholders (the “2013 Annual Meeting”), Office Depot has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement concerning the proposals to be presented at the 2013 Annual Meeting. The proxy statement contains important information about Office Depot and the 2013 Annual Meeting. Office Depot and its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from Office Depot’s shareholders in connection with the election of directors and other matters to be proposed at the 2013 Annual Meeting. Information regarding the interests, if any, of these directors, executive officers and specified employees is included in the definitive proxy statement and other proxy materials (the “Proxy Materials”) filed by Office Depot with the SEC on July 19, 2013. On July 22, 2013, Office Depot mailed the Proxy Materials to shareholders of record as of July 11, 2013. Investors and shareholders are able to obtain free copies of the Proxy Materials and other documents filed with the SEC by Office Depot through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders are able to obtain free copies of the Proxy Materials and other documents filed by Office Depot with the SEC by contacting Office Depot Investor Relations at 6600 North Military Trail, Boca Raton, FL 33496, or by calling 561-438-7878.

OFFICE DEPOT SAFE HARBOR STATEMENT

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Office Depot, the merger and other transactions contemplated by the merger agreement, and the outcome of the 2013 Annual Meeting. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations or financial condition, or state other information relating to Office Depot, based on current beliefs of management as well as assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “possible,” “potential,” “predict,” “project” or other similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of Office Depot’s control. Therefore, investors and shareholders should not place undue reliance on such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include adverse regulatory decisions; failure to satisfy other closing conditions with respect to the merger; the risks that the new businesses will not be integrated successfully or that Office Depot will not realize estimated cost savings and synergies; Office Depot’s ability to maintain its current long-term credit rating; unanticipated changes in the markets for its business segments; unanticipated downturns in business relationships with customers or their purchases from Office Depot; competitive pressures on Office Depot’s sales and pricing; increases in the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; new laws and governmental regulations. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties that affect Office Depot’s business described in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC. Office Depot does not assume any obligation to update these forward-looking statements.

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